UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a press release issued by Aquila, Inc. on October 1, 2007.

EGAN-JONES RECOMMENDS AQUILA SHAREHOLDERS VOTE “FOR”

PROPOSED MERGER WITH GREAT PLAINS ENERGY

KANSAS CITY, Mo., Oct.1, 2007 – Aquila Inc. (NYSE:ILA) today announced that Egan-Jones Ratings, a privately-owned advisory firm based in Wynnewood, Pa, supports the merger agreement providing for the acquisition of Aquila by Great Plains Energy Incorporated (NYSE: GXP) and recommends that Aquila shareholders vote “FOR” the merger.

This is the third investment advisory service that has recommended a “FOR” vote on the transaction. The other firms are Institutional Shareholder Services (ISS) and Glass, Lewis & Co., LLC.

“We are grateful for the support from Egan-Jones and the other investment advisory services,” said Rick Green, Aquila’s chairman and chief executive officer. “This transaction provides our shareholders with the opportunity to hold stock in an investment-grade utility company that pays a dividend. Every vote counts, so we urge all Aquila shareholders to vote today ‘FOR’ this transaction.”

Under the merger agreement, Aquila shareholders will receive cash and stock consideration of $1.80 and 0.0856 of a share of Great Plains Energy common stock in exchange for each share of Aquila common stock they hold. Upon completion of the transaction, Aquila will become a wholly owned subsidiary of Great Plains Energy.

As previously announced, Aquila will hold a special meeting of its stockholders to vote on the proposed merger at 10 a.m. (Central Time) on Oct. 9, 2007, at Adams Pointe Conference Center, 1400 NE Coronado Drive, Blue Springs, Mo.

In Feb. 2007, the company announced the merger of its Missouri electric operations with Great Plains Energy, and the sale of its Colorado electric operations and its natural gas operation in Colorado, Iowa, Kansas and Nebraska to Black Hills Corporation. At the beginning of 2007, Aquila's assets totaled $3.4 billion. Sales for 2006 were $1.4 billion and net income was $23.9 million. Subject to the satisfaction of certain conditions, including shareholder and regulatory approvals, Aquila expects the merger to close in the first quarter of 2008.

Aquila is a Kansas City, Mo.-based electric and natural gas distribution utility that serves over 900,000 customers in five Midwestern states (Colorado, Iowa, Kansas, Missouri and Nebraska). The company also owns and operates generation assets. More information is available at Aquila.com.

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Forward-Looking Statements

This press release contains a forward-looking statement within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Aquila’s current expectations or forecasts of future event. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statement contained in this press release includes that Aquila expects to close the merger in the first quarter of 2008. Some important factors that could cause actual results to differ materially from those anticipated include: the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement; the inability of Aquila or Great Plains Energy to obtain stockholder approval or any regulatory approvals required to complete the merger; the inability of Black Hills Corporation to complete the acquisition of certain Aquila assets prior to completion of the merger; and, the failure of the parties to satisfy the other conditions to closing.